UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 2, 2015

Tableau Software, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35925	47-0945740
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

837 North 34th Street, Suite 200
Seattle, Washington 98103
(Address of principal executive offices, including zip code)

(206) 633-3400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On July 2, 2015, Tableau Software, Inc. (the "Company") entered into an Office Lease Agreement (the "Lease") with Northedge Developers LLC, a Delaware limited liability company (the "Landlord"), pursuant to which the Company will lease approximately 210,000 square feet of space located in Seattle, Washington (the "Premises").

The Lease provides for a term of 132 months (the "Term"), commencing 120 days after the Landlord delivers the Premises to the Company. The target completion date by the Landlord of the Premises is expected to be on or before May 9, 2016.

Pursuant to the Lease, annual base rent will be approximately $7.5 million for the first year following the twelve month abatement period from the commencement of the Term and is subject to annual increases of 3.0%. The base rent payments do not include the Company's proportionate share of any operating expenses, including real estate taxes, for the Premises. The Company has the option to extend the Term for the Premises for up to two renewal terms of seven years each, provided that the rent would be subject to market adjustment at the beginning of each renewal term.

The foregoing description of the Lease is a summary, is not complete, and is qualified in its entirety by the terms and conditions of the actual Lease, which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tableau Software, Inc.

Date: July 9, 2015	/s/ Keenan Conder
Keenan Conder
Vice President, General Counsel